UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MeridianLink, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2025

MeridianLink, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40680	82-4844620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Venture, Suite 235
Irvine, CA 92618
(Address of principal executive offices and Zip Code)
(714) 708-6950
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MLNK	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Introductory Note

As previously disclosed, on August 11, 2025, MeridianLink, Inc., a Delaware corporation (the “Company” or “MeridianLink”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ML Holdco, LLC, a Delaware limited liability company (“Parent”) and ML Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Certain Litigation
In connection with the Merger, on September 15, a purported Company stockholder filed a complaint against the Company and the members of the Company’s Board of Directors in the United States District Court for the Central District of California, captioned Plath v. MeridianLink, Inc., et al., No. 8:25-cv-02079. On September 30, 2025, two purported Company stockholders filed complaints against the Company and the members of the Company’s Board of Directors in the Supreme Court of the State of New York, New York County, captioned Weiss v. MeridianLink, Inc., et al., No. 655820/2025 and Jones v. MeridianLink, Inc., et al., No. 655845/2025. Also on September 30, 2025, another purported Company stockholder filed a complaint against the Company, the members of the Company’s Board of Directors, Centerbridge Partners, L.P., ML Holdco, and Merger Sub in the Supreme Court of the State of New York, Westchester County, captioned Zaccagrino v. Jaber, et al. No. 71996/2025 (the aforementioned complaints collectively, the “Complaints”).
The Plath Complaint asserts claims under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, and claims against the individual defendants under Section 20(a) of the Exchange Act. The Weiss, Jones, and Zaccagrino Complaints assert claims for negligent misrepresentation and concealment in violation of New York State common law. The Zaccagrino complaint also asserts claims for violations of the California Corporations Code. The Complaints generally assert that the defendants misrepresented and/or omitted material information from the Definitive Proxy Statement, and seek, among other things, an injunction enjoining the stockholder vote or closing of the stockholder vote, an order requiring the disclosure of additional information regarding the Merger, rescission of the Merger if consummated, costs of the action, including attorneys’ fees and experts’ fees and expenses, and/or damages and expenses in an unspecified amount.
Additionally, in connection with the Merger, the Company has received demand letters from purported Company stockholders seeking additional disclosures in the Definitive Proxy Statement (the “Demands”).
The Company cannot predict the outcome of any litigation, the Complaints or the Demands. The Company and the individual defendants intend to vigorously defend against the Complaints, the Demands, and any subsequently filed complaints or similar actions. It is possible additional demand letters may be received or that other lawsuits may be filed arising from the Merger between the date of this filing and the consummation of the Merger. Absent new or significantly different allegations, the Company will not necessarily disclose such additional filings or demand letters.

The Company believes that the allegations in the Complaints and Demands are without merit and supplemental disclosures are not required or necessary under applicable laws. Nevertheless, in order to moot the disclosure claims and avoid nuisance and possible expense and business delays, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit of the Complaints or Demands described above or of the necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints and Demands that any additional disclosure was or is required or is material.

Supplemental Disclosures

The following supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety as supplemented. The inclusion in this supplement to the Definitive Proxy Statement of certain information should not be regarded as an indication that any of the Company or its directors, affiliates, officers, or other representatives, or any other recipient of this information, considered, or now considers, it to be material, and such information should not be relied upon as such. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. For clarity, new text within restated paragraphs from the Definitive Proxy Statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the Definitive Proxy Statement is highlighted with ~~strikethrough text~~.

The disclosure under the heading “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following text in a new paragraph following the eighth full paragraph on page 36:

On May 9, 2025, Mr. Vlok notified the Company of his decision to resign from his role as chief executive officer, effective as of October 1, 2025, with the terms of Mr. Vlok’s resignation set forth in a May 9, 2025 Transition Agreement, as further described in the section titled “The Merger—Interests of the Directors and Executive Officers of MeridianLink in the Merger”.

The disclosure under the heading “The Merger—Opinion of Centerview Partners LLC—Selected Precedent Transactions Analysis” is hereby amended and supplemented as follows by adding the following text to the chart on page 47:

Date Announced	Acquiror	Target	TV ($ billion)	TV/LTM Adj. EBITDA
August 2024	Veritas Capital Fund Management, L.L.C.	NCR Digital Banking	2.5	15.8x*
August 2022	Centerbridge Partners, L.P.	Computer Services, Inc.	1.6	15.1x
May 2022	Intercontinental Exchange, Inc.	Black Knight, Inc.(Initial)**	15.8	21.4x
December 2021	Thoma Bravo, L.P.	Bottomline Technologies, Inc.	2.6	26.6x
February 2021	Stone Point Capital LLC	CoreLogic, Inc.	7.8	13.1x
August 2020	Intercontinental Exchange, Inc.	Ellie Mae, Inc.	11.0	23.4x
July 2020	Black Knight, Inc.	Optimal Blue, LLC	1.8	38.7x
February 2019	Thoma Bravo, L.P.	Ellie Mae, Inc.	3.4	27.5x
March 2017	Vista Equity Partners Management, LLC	DH Corporation	3.5	10.5x

*
NCR Digital Banking was the digital banking business of NCR Voyix Corporation.  NCR Digital Banking LTM Adj. EBITDA burdened by proportion of corporate expenses in line with segment contribution to unburdened Adj. EBITDA.

**
Reflecting the original agreement entered into by the parties on May 4, 2022 providing for a cash and stock transaction, which had valued Black Knight at $85 per share and in which Black Knight shareholders could elect to receive either cash or stock, subject to proration.  The parties subsequently amended the merger agreement and agreed to certain divestitures and a reduction in the consideration in connection with actions to obtain HSR clearance.

The disclosure under the heading “The Merger—Opinion of Centerview Partners LLC—Selected Precedent Transactions Analysis” is hereby amended and supplemented by adding the following text to the third full paragraph on page 48:
Centerview applied this reference range of TV/LTM Adj. EBITDA Multiples to MeridianLink’s LTM Adj. EBITDA of $133 million, as of August 8, 2025 and as set forth in the Internal Data, and (i) added to it MeridianLink’s cash and cash equivalents of $91.6 million as of July 31, 2025 less $3.1 million of repurchases of Company Common Stock by MeridianLink from August 1, 2025 through August 7, 2025 per Company management and (ii) subtracted from it MeridianLink’s debt of $470 million as of July 31, 2025, in each case, as set forth in the Internal Data, and divided by the number of fully diluted outstanding shares of Company Common Stock of approximately 82.2 million (calculated using the treasury stock method and taking into account outstanding options and unvested restricted stock units) as of August 7, 2025, as set forth in the Internal Data, resulting in an implied per share equity value range for Company Common Stock of approximately $16.50 to $21.25, rounded to the nearest $0.25. Centerview then compared this range to the Merger Consideration of $20.00 in cash, without interest, proposed to be paid to the Company Stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement.
The disclosure under the heading “The Merger—Opinion of Centerview Partners LLC—Selected Public Companies Analysis” is hereby amended and supplemented by adding the following text to the chart on page 48:

Selected Companies	EV 5($ billion)	EV/2026E Adj. EBITDA Trading Multiple
ACI Worldwide, Inc.	5.4	9.9x
Alkami Technology, Inc.	2.6	24.3x
Fidelity National Information Services, Inc.	43.6	9.2x
Jack Henry & Associates, Inc.	11.9	13.7x
nCino, Inc.	3.3	21.7x
Q2 Holdings, Inc.	4.9	23.7x
Temenos AG	7.1	14.7x
Median		14.7x

The disclosure under the heading “The Merger—Opinion of Centerview Partners LLC— Selected Public Companies Analysis” is hereby amended and supplemented by adding the following text to the second full paragraph on page 49:
Centerview applied this range of EV/2026E Adj. EBITDA Trading Multiples to MeridianLink’s estimated calendar year 2026 Adj. EBITDA of $144 million, as set forth in the Forecasts, and (i) added to it MeridianLink’s cash and cash equivalents of $91.6 million as of July 31, 2025 less $3.1 million of repurchases of Company Common Stock by MeridianLink from August 1, 2025 through August 7, 2025 per Company management and (ii) subtracted from it MeridianLink’s debt of $470 million as of July 31, 2025, in each case, as set forth in the Internal Data, and divided by the number of fully diluted outstanding Shares of approximately 82.2 million (calculated using the treasury stock method and taking into account outstanding options and unvested restricted stock units) as of August 7, 2025, as set forth in the Internal Data, resulting in an implied per share equity value range for the Company Common Stock of approximately $13.00 to $21.75, rounded to the nearest $0.25. Centerview then compared this range to the Merger Consideration of $20.00 per Share in cash, without interest, proposed to be paid to the Company Stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the heading “The Merger—Opinion of Centerview Partners LLC— Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following text to the fourth and fifth full paragraphs on page 49:
In performing this analysis, Centerview calculated a range of equity values for Company Common Stock by (a) discounting to present value as of June 30, 2025, using discount rates ranging from 11.0% to 13.0% (based on Centerview’s analysis of MeridianLink’s weighted average cost of capital determined using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including target capital structure, levered and unlevered betas for comparable group companies, tax rates, market risk and size premia) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of MeridianLink over the period beginning on July 1, 2025 and ending on December 31, 2030, utilized by Centerview based on the Forecasts, and (ii) a range of implied terminal values of MeridianLink calculated by Centerview by applying a range of terminal multiples to MeridianLink’s projected Adj. EBITDA for the next twelve months as of December 31, 2030, ranging from 10.5x to 15.5x, and (b)(i) adding to the foregoing results MeridianLink’s cash and cash equivalents of $91.6 million as of July 31, 2025 less $3.1 million of repurchases of Company Common Stock by MeridianLink from August 1, 2025 through August 7, 2025 per Company management and (ii) subtracting from the foregoing MeridianLink’s debt of $470 million as of July 31, 2025, in each case, as set forth in the Internal Data.

Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding Shares ranging from approximately 81.9 million to 82.3 million (calculated using the treasury stock method and taking into account outstanding options and unvested restricted stock units) as of August 7, 2025, as set forth in the Internal Data, resulting in a range of implied equity values per Share of $13.25 to $22.50, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the Merger Consideration of $20.00 in cash, without interest, proposed to be paid to the Company Stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the heading “The Merger—Opinion of Centerview Partners LLC— Other Factors—Precedent Premia Paid Analysis” on page 50 is hereby amended and supplemented by adding the following text:
Centerview performed an analysis of premia paid in ~~certain~~ 218 transactions involving publicly traded companies occurring within the past ten years, each with a transaction value between $1 billion and $5 billion, for which premium data was available and which Centerview deemed relevant in its professional judgement. The premia in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview applied a premium range of 15.0% to 48.0% (representing the 25th and 75th percentile of the observed premia) to MeridianLink’s closing share price on August 8, 2025 (the last trading day before the public announcement of the Transactions) of $15.88, which resulted in an implied price range of approximately $18.25 to $23.50 per share of Company Common Stock, rounded to the nearest $0.25.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K includes certain forward-looking statements about, among other things, the proposed acquisition of the Company by Parent (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including the possibility that the Company’s stockholders may not approve the Transaction and obtaining any regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of Parent and Merger Sub to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) the possibility that competing offers or acquisition proposals will be made; (iv) the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; (v) potential litigation relating to the Transaction that could be instituted against Parent and Merger Sub, the Company or their respective directors, managers or officers, including the effects of any outcomes related thereto; (vi) the risk that disruptions from the Transaction will harm the Company’s business, including current plans and operations; (vii) the ability of the Company to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (ix) continued availability of capital and financing and rating agency actions; (x) legislative, regulatory and economic developments affecting the Company’s business; (xi) general economic and market developments and conditions; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xiii) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiv) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xv) significant transaction costs associated with the Transaction; (xvi) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xvii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xviii) competitive responses to the Transaction; and (xix) the risks and uncertainties pertaining to the Company’s business, including those set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information and Where to Find It
In connection with the Transaction by and among the Company, a Delaware corporation, Parent, a Delaware limited liability company, and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, this communication is being made in respect of the pending merger involving the Company and Parent. On September 22, 2025, the Company filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. Beginning on September 22, 2025, the Company mailed the Proxy Statement to Company stockholders. This document is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER AND RELATED MATTERS.
The Company’s stockholders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC from the SEC’s website at www.sec.gov or through the Investor Relations portion of the Company’s website at https://ir.meridianlink.com/overview/default.aspx under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at InvestorRelations@MeridianLink.com.

Participants in the Solicitation
The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on April 23, 2025 (the “2025 Annual Meeting Proxy Statement”), and will be available in the Proxy Statement. To the extent holdings of the Company’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2025 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of the Company’s directors and executive officers in the Transaction will be included in the Proxy Statement if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above. These documents and the other SEC filings described in this paragraph may be obtained free of charge as described above under the heading “Additional Information and Where to Find It.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIANLINK, INC.

By:	/s/ Elias Olmeta
Name:	Elias Olmeta
Title:	Chief Financial Officer
Dated: October 14, 2025